EXHIBIT 99.1
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[ARMSTRONG LOGO]

FOR IMMEDIATE RELEASE
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October 10, 2006
                              CONTACT:   Media Inquiries:
                                         Dorothy Brown Smith
                                         Vice President, Corporate Communication
                                         (717) 396-5696

                                         Investor Inquiries:
                                         Beth Riley
                                         Director, Investor Relations
                                         (717) 396-6354


  REORGANIZED ARMSTRONG ANNOUNCES EXPECTED DISTRIBUTIONS TO UNSECURED CREDITORS

  Distributions to be made in Cash and Common Shares Starting October 17, 2006
            Common Shares to Be Listed on the New York Stock Exchange
                         "When Issued" Trading Starting


LANCASTER, Pa., Oct. 10, 2006 - Armstrong World Industries, Inc. (the "Company"), a global leader in the design and manufacture of flooring, ceilings and cabinets, which emerged from Chapter 11 on October 2, today announced the amount of the initial distributions it expects to make to general unsecured creditors under its Chapter 11 plan ("Class 6 claimants"). Specifically, distributions to holders of allowed unsecured claims falling in Class 6 will commence on October 17, 2006 pursuant to its Court-approved "Fourth Amended Plan of Reorganization, as Modified," dated February 21, 2006 (the "Plan"). Per $10,000 of such claims, an initial distribution of 116 Common Shares of reorganized Armstrong World Industries and approximately $2,435 in cash are expected. The initial distributions exclude approximately $11 million of cash and 538,000 shares that are reserved from distribution due to disputed unsecured

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claims in Class 6. A total of 19,418,520 shares and approximately $407 million of cash will be distributed to creditors in Class 6 under the Plan.

         Separately, in discharge of all of its present and future asbestos-related personal injury claims, on October 2 the Company issued under the Plan 36,981,480 Common Shares to the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the "Trust") and by October 17 will distribute to the Trust approximately $738 million in cash, representing the portion of cash distributions to which the Trust is entitled under the Plan. All present and future asbestos-related personal injury claims must be asserted against, and will be resolved by, the Trust, and such claims may not be asserted against the Company.

         Under the Plan, payments to unsecured creditors having allowed claims of $10,000 or less (or who have reduced their claims to $10,000) began on October 2. Those creditors receive distributions entirely in cash in an amount equal to approximately 75% of their allowed claims.

         The cash amount to be distributed to Class 6 creditors and the Trust includes "Available Cash" as defined in the Plan and $775 million of the cash proceeds expected from $800 million of term loans that the Company is arranging in lieu of issuing notes under the Plan. These term loans are in addition to a $300 million revolving credit facility already established, which is currently undrawn and will be available to support the Company's ongoing liquidity needs.

         The Company also announced that its Common Shares have today been approved for listing on the New York Stock Exchange under the ticker symbol "AWI." Trading on the NYSE is expected to commence tomorrow on a "when issued"


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basis (AWI_wi), and "regular way" trading is anticipated to begin on a date to be announced by the New York Stock Exchange.

         "We are pleased to return to the New York Stock Exchange, where Armstrong first began trading on July 17, 1935," said F. Nicholas Grasberger III, Armstrong's Senior Vice President and CFO. "This is the renewal of a long and rewarding relationship between Armstrong and the NYSE."

         "We are pleased to welcome back Armstrong World Industries to our family of NYSE-listed companies, resuming our 70-plus year partnership with the company," said NYSE Group, Inc. Chief Executive Officer John A. Thain. "We look forward to serving Armstrong World Industries and its shareholders, and providing the company with superior market quality and brand visibility."

For access to copies of the Plan and related exhibits, please visit http://www.armstrongplan.com.

ABOUT ARMSTRONG AND ADDITIONAL INFORMATION

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2005, Armstrong's net sales totaled nearly $4 billion. Based in Lancaster, PA, Armstrong operates 43 plants in 12 countries and has approximately 14,800 employees worldwide.

Additional information about Armstrong and the Chapter 11 reorganization is available on the Internet at http://www.armstrong.com and www.armstrongplan.com.


FORWARD LOOKING STATEMENT

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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